Exhibit 99.1

Jacuzzi Brands Announces Receipt of Requisite Consents and Execution of Supplemental Indenture

West Palm Beach, FL – December 18, 2006

Jacuzzi Brands, Inc. (“Jacuzzi”) announced today the results to date of its previously announced cash tender offer and consent solicitation with respect to the $380 million in aggregate principal amount of its 9 5/8% Senior Secured Notes due 2010 (the “Notes”).

In addition, Jacuzzi announced that it is extending the price determination date for the tender offer from 10:00 a.m., New York City time, on December 18, 2006 to 10:00 a.m., New York City time, on January 5, 2007. Jacuzzi is also extending the expiration date for the tender offer from 5:00 p.m., New York City time, on January 3, 2007 to 5:00 p.m., New York City time, on January 22, 2007.

As of 5:00 p.m., New York City time, on December 15, 2006 (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, Jacuzzi had received tenders and consents for $379,950,000 in aggregate principal amount of the Notes, representing 99.99% of the outstanding Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture pursuant to which the Notes were issued have been received, and a supplemental indenture to effect the proposed amendments has been executed. The proposed amendments, which will eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the indenture, will become operative when the tendered Notes are accepted for purchase by Jacuzzi.

Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Statement.

The consummation of the tender offer is conditioned upon, among other things, (i) the consummation of the previously announced acquisition (the “Acquisition”) of Jacuzzi by affiliates of Apollo Management, L.P. (“Apollo”) and (ii) the receipt by affiliates of Apollo of $985 million in new debt financing relating to the Transactions and the availability of funds therefrom to pay the tender offer consideration described in the Offer to Purchase and Consent Solicitation Statement of Jacuzzi, dated December 4, 2006. If any of the conditions are not satisfied, Jacuzzi may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at (212) 269-5550 (for brokers and banks) or (800) 859-8509 (for all others). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (800) 820-1653 (toll-free) or at (212) 538-0652.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Statement and the related Consent and Letter of Transmittal.

About Jacuzzi Brands

Jacuzzi, through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI®, SUNDANCE®, ZURN®, and ASTRACAST®.

Disclosure Concerning Forward-Looking Statements

Any forward-looking statements made within this release, including Jacuzzi’s current expectations with respect to the completion of the proposed transaction, future market conditions, future operating results and other plans, represent management’s best judgment as to what may occur in the future and are intended to fall within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Jacuzzi believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, terrorist acts, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, and changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in Jacuzzi’s filings with the Securities and Exchange Commission could cause our actual results during the remainder of 2006 and in the future years, and other future expectations to differ materially from those expressed in this press release.

CONTACT:	Jacuzzi Brands, Inc.
Diana Burton, VP - Investor Relations
(561) 514-3850